Exhibit 99.1

News Release

Media Line: 410 234-7433
www.constellation.com

Constellation Energy Generation Group
Constellation Energy Commodities Group
Company Constellation Energy Control & Dispatch Group
Constellation Energy Projects & Services Group

Constellation NewEnergy Baltimore Gas and Electric BGE HOME Fellon-McCord & Associates

Media Contact:	Robert L. Gould
410 234-7433
Investor Contact:	Kevin Hadlock
410 783-3647

Constellation Energy to Explore Sale of Gas-Fired Generation Plants

BALTIMORE, June 6, 2006 - Constellation Energy (NYSE: CEG) today announced that it has engaged advisors to explore the sale of 3,145 MW natural gas-fired generating plants. The generating assets include the company’s High Desert, Rio Nogales, Holland, University Park, Big Sandy and Wolf Hills plants. These merchant assets are located in California, Texas, Illinois, West Virginia and Virginia, respectively. Of these assets, the High Desert plant in Victorville, California currently has a tolling contract with the California Department of Water Resources that expires in 2011.

“Physical assets have been and will continue to be at the core of our overall business strategy,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy. “However, in the current market environment our gas-fired assets offer fewer synergies to our competitive supply portfolios, than our base load coal and nuclear assets.”

“Our employees have been able to optimize the performance of these assets, and with gas-fired assets trading at attractive values and a limited supply of plants of this caliber available for sale, we believe it to be an appropriate time for Constellation Energy to consider the divestiture of these assets,” Shattuck said. “We have a broad array of investment opportunities available and if an attractive value can be realized from this effort, we would look to redeploy this capital in investments more closely aligned with our strategy.”

Constellation Energy believes this effort in the aggregate will enhance capital returns. Consistent with the company’s prior practice, proceeds will be applied to debt reduction. Based on the company’s estimate of the market value of the plants,

Constellation Energy should be at its target leverage ratios upon completion of the divestiture. After the sale is complete, 2007 free cash flow would then be fully available for reinvestment in the business or for the repurchase of shares. In total, we expect the sale of plants, earlier attainment of targeted leverage levels, and availability to begin to fully reinvest free cash flow in the business, to be modestly dilutive in 2007 and accretive in 2008. If market conditions remain favorable, the company expects the transaction to be concluded in 2006.

Constellation Energy (http://www.constellation.com), a FORTUNE 200 company with 2005 revenues of $17.1 billion, is the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Constellation Energy also manages fuels and energy services on behalf of energy intensive industries and utilities. It owns a diversified fleet of more than 100 generating units located throughout the United States, totaling approximately 12,000 megawatts of generating capacity. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland.

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